EXHIBIT 4.8

AMENDING AGREEMENT NO.  1

THIS AGREEMENT made the 3rd day of December, 2007,

BETWEEN:

ONCOLYTICS BIOTECH INC.

(“Oncolytics”)

- and -

MARY ANN DILLAHUNTY

(“Dillahunty”)

WHEREAS Oncolytics and Dillahunty entered into an Employment Agreement dated the 12th day of January 12, 2007 (the “Employment Agreement”);

AND WHEREAS the parties wish to amend the Employment Agreement;

NOW THEREFORE the parties agree as follows:

Section 1 - Amendments

(1)	The Employment Agreement is hereby amended as follows:
(a)

Section 3(1) is amended to increase the annual salary to TWO HUNDRED TWENTY-FIVE THOUSAND (US $225,000) UNITED STATES DOLLARS per annum exclusive of bonuses, benefits and other compensation, payable in equal installments of EIGHTEEN THOUSAND SEVEN HUNDRED FIFTY (US $18,750) UNITED STATES DOLLARS on the last day of each month.

(b)	Section 4 is amended to increase the payment in lieu of employment benefits to a total value of TWENTY-FIVE THOUSAND SEVEN HUNDRED FIFTY-FIVE (US $25,755) UNITED STATES DOLLARS annually.
(c)	Schedule ”A” is amended by replacing the last sentence with the following:

“The Employee shall perform the employment duties on a part-time basis for three-quarters (314) of normal working hours and days which on the average shall be 39 weeks per year.”

Section 2 - Effective Date

(1)	This Amending Agreement shall be effective from and after November 1, 2007.
(2)	In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per:      /s/ B. Thompson

[Name] Thompson
[Title] CEO

Per:       /s/ D.A. Ball

[Name] Doug Ball
[Title] CFO

/s/ T. Gene Dillahunty	/s/ Mary Ann Dillahunty
WITNESS	MARY ANN DILLAHUNTY